EXHIBIT 23.2

201 County Court Blvd., Suite 401 Brampton, Ontario, L6W 4L2

Ph: 905-595-0575 Fax: 905-595-0578

Consent of P&E Mining Consultants Inc.

I hereby consent to the incorporation by reference into the following Registration Statements, including any amendments thereto and any related prospectuses (together, the “Registration Statements”) filed by McEwen Mining Inc. with the Securities and Exchange Commission, of the information contained in the Technical Report dated February 7, 2019 prepared by Hochschild and audited by P&E Mining Consultants Inc. concluding that the reserve estimates for the San José mine prepared by Hochschild at December 31, 2017 provide a reliable estimation of reserves in accordance with the standards of the Joint Ore Reserve Committee of the Australian Institute of Mining and Metallurgy (“JORC”), NI 43-101, the Canadian Institute of Mining, Metallurgy and Petroleum (“CIM”) best practices and Industry Guide 7: (i) Registration Statement on Form S-3 (File No. 333-224476); (ii) Registration Statement on Form S-4 (File No. 333-226858); and (iii) Registration Statements on Form S-8 (File Nos. 333-144563, 333-144569, 333-112269, 333-179143, 333-179144, 333-204693, and 333-222609). I further consent to the use of the name P&E Mining Consultants Inc. in the Registration Statements and in the Annual Report on Form 10-K of McEwen Mining Inc. for the year ended December 31, 2018, as well as the reference to my firm as experts in the Registration Statements.

/s/ Eugene Puritch
Eugene Puritch, P.Eng., FEC, CET
President

November 19, 2019